Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Boston Properties, Inc. and Boston Properties Limited Partnership of our reports dated February 27, 2023 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appear in Boston Properties, Inc.’s and Boston Properties Limited Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

May 17, 2023